Exhibit 99.1

RumbleOn Reports Third Quarter 2022 Financial Results

•Delivers Total Company Revenue of $470.3 million and Gross Profit of $116.3 million driven by robust unit sales and GPU performance in the Powersports Segment
•Announces decision to explore strategic alternatives for the Automotive business
•Increased Powersports Segment FY 2022 revenue outlook to at least $1.5 billion

IRVING, Texas – November 9, 2022 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the nation's first technology-based omnichannel powersports platform, today announced operational and financial results for the three months ended September 30, 2022. RumbleOn management is hosting an investor call to discuss the Company’s results today, November 9, 2022, at 7:30 am CT (8:30 am ET).

Financial and Operational Highlights for the Third Quarter 2022
•Total Unit Sales of 19,908 across Powersports and Automotive Segments impacted by expected third quarter seasonality in the Powersports Segment and deceleration in the Automotive Segment
•Total Powersports Unit Sales of 18,393 with Used Powersports Units of 8,420 resulting in New:Used ratio of 1.18x demonstrating continued progression towards our target New:Used ratio of 1.0x
•Powersports Segment Revenue of $385.4 million, or 82% of Total Company Revenue of $470.3 million
•Powersports Segment Gross Profit of $111.0 million comprised over 95% of Total Company Gross Profit of $116.3 million; Total Company Gross Profit Margin of 24.7% declined 60 bps sequentially
•Automotive Segment Revenue of $70.0 million and Gross Profit of $1.9 million declined both sequentially and on a year-over-year basis driven by continuing normalization of wholesale vehicle prices
•Net Income of $3.0 million with Diluted Earnings per Share of $0.19
•Excluding charges and credits but including stock-based compensation expense, Adjusted Net Income of $4.4 million with Adjusted Diluted Earnings per Share of $0.27
•Adjusted EBITDA of $25.7 million, impacted by lower gross profit contribution from the Automotive segment combined with modest gross margin compression in the Powersports segment
•Significant financial flexibility with cash and cash equivalents, including restricted cash, of $49.2 million and total available liquidity of $193.8 million as of September 30, 2022; incremental liquidity from used Powersports inventory financing credit facility of $75.0 million announced on October 26, 2022
•Reached a global settlement of all current and any potential or future claims with the former owners of RideNow
Management Commentary
Marshall Chesrown, RumbleOn's Chairman and Chief Executive Officer commented, “We continued to make good progress in the third quarter, and demonstrated our market leadership in Powersports. We sold well over 18,000 Powersports units in the third quarter, and generated over $385 million in revenue from the Powersports Segment alone, despite the anticipated and previously discussed seasonal impacts across our business. While demand for our offering is proving resilient, certain demand trends are beginning to surface, for the most part in regards to vehicle type and price point. Our diverse product mix of inventory and manufacturers combined with our integrated offerings, such as parts and service, position us well to continue to capture market share amidst various demand environments. Our overall results were also impacted by our strategic decision to purchase fewer automotive units during the quarter, due to what we see as structural changes in the post-Covid wholesale auto business."

"As of August 31st, we reached our one year anniversary of our landmark acquisition of RideNow. Since then, we’ve positioned ourselves as a leader in the new and used Powersports market; expanded to 55 retail locations, with a management structure to drive success. We established ourselves as a go-to partner for the major manufacturers, and are continuing to develop tools, technology and processes to meaningfully improve the customer experience, all while positioning ourselves for long-term growth and profitability. I look forward to more significant improvements to come as we continue to build the future of Powersports,” concluded Chesrown.

Third Quarter 2022 — Summary Financial Results
Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

Unless otherwise noted, all comparisons in the narrative are on a sequential basis for the three months ended September 30, 2022, as compared to the three months ended June 30, 2022.

	(Unaudited)
$ in millions except per share amounts	Three Months Ended			Change
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sequential	Year-over-Year
Total Unit Sales (#)	19,908	23,330	5,711	(14.7)%	249%

Total Revenue	$470.3	$546.1	$221.2	(13.9)%	113%
Gross Profit	$116.3	$138.0	$37.4	(15.7)%	211%
Gross Profit Margin	24.7%	25.3%	16.9%	(60) bps	780 bps

Net Income (Loss)	$3.0	$14.0	$(22.5)	(78.3)%	nm
Diluted Earnings (Loss) per Share	$0.19	$0.87	$(3.25)	(78.2)%	nm

Adjusted EBITDA	$25.7	$44.3	$3.6	(42.1)%	614%
Adjusted EBITDA Margin	5.5%	8.1%	1.6%	(260) bps	390 bps
Adjusted Net Income (Loss)	$4.4	$19.3	$(35.0)	(77.2)%	nm
Adjusted Diluted Earnings (Loss) per Share	$0.27	$1.20	$(5.04)	(77.5)%	nm

nm = not meaningful

Total Unit Sales of 19,908 units declined (14.7)%, driven by the Company's strategic decision to purchase fewer automotive units during the quarter, combined with the anticipated seasonal impact experienced in Powersports. The Powersports Segment made up approximately 92.4% of total unit sales in the third quarter with the Automotive segment comprising the remaining approximately 7.6%.

Total Revenue of $470.3 million declined (13.9)%. The Powersports Segment revenue made up approximately 81.9% of total revenue in the third quarter, the Automotive Segment made up approximately 14.9%, and the Vehicle Logistics Segment made up approximately 3.2%.

Gross Profit of $116.3 million declined (15.7)% and Gross Profit Margin was 24.7%, down from 25.3%. Sequential declines were in line with our prior expectations, primarily driven by deceleration in the Automotive Segment. The Powersports Segment contributed approximately 95.4% of total gross profit in the third quarter, and the Automotive and Vehicle Logistics Segments made up approximately 1.6% and 3.0%, respectively.

Operating Expenses were $102.8 million, or 21.9% of revenue, compared to $106.0 million, or 19.4% of revenue. Total stock-based compensation was $2.6 million down from $2.8 million in the prior quarter.

Net Income was $3.0 million, or 0.6% of revenue, compared to $14.0 million, or 2.6% of revenue. Earnings per diluted share was $0.19 compared to $0.87.

Adjusted Net Income was $4.4 million, or 0.9% of revenue, compared to $19.3 million or 3.5% of revenue. Adjusted earnings per diluted share was $0.27 compared to $1.86.

Adjusted EBITDA was $25.7 million, or 5.5% of revenue, compared to $44.3 million, or 8.1% of revenue. The (42.1)% sequential decrease in adjusted EBITDA was driven by modest gross margin compression in the Powersports Segment, and lower gross profit contribution from the Automotive Segment.

Cash and Cash Equivalents as of September 30, 2022, including restricted cash, was approximately $49.2 million, and total debt was $388.5 million. Availability under our short-term revolving credit facilities totaled approximately $144.5 million. Total Available Liquidity, defined as cash and cash equivalents, including restricted cash, plus availability under our short-term revolving credit facilities totaled approximately $193.8 million. Subsequent to quarter end, the Company closed a $75.0 million used Powersports inventory financing credit facility, providing incremental liquidity.

Cash Flow from Operating Activities was $4.7 million for the nine months ended September 30, 2022, which was negatively impacted by $58.6 million of cash used for inventory purchases not financed by trade floorplan credit facilities.

Weighted Average Basic Shares of Class B common stock outstanding were 16,020,296 and Weighted Average Diluted Shares of Class B common stock outstanding were 16,067,395. As of September 30, 2022, RumbleOn had 16,135,190 total shares of Class B common stock, and 50,000 shares of Class A common stock outstanding.

Full Year 2022 — Financial Outlook
Narinder Sahai, RumbleOn’s Chief Financial Officer commented, “We are pleased to report continued solid results for the seasonally impacted third quarter. Despite a tough macroeconomic backdrop, we saw healthy consumer demand in our Powersports Segment in the third quarter. While we are not immune to macro headwinds, we remain prepared to respond quickly and prudently to evolving conditions."

Mr. Sahai continued, "We anticipate both sequential and year-over-year growth in our Powersports and Vehicle Logistics Segments in the fourth quarter. Our activity around Automotive will be muted for the remainder of the year and we therefore, expect sequential declines in unit volumes and revenue in this segment. As such, we are revising our full year 2022 outlook to account for the strength in our Powersports Segment, which will be partially offset by anticipated decline in the Automotive Segment. We will make responsible investments that factor in macro conditions, as we continue to stay focused on building a scalable organization. Consistent with our prior outlook, we are also expecting no leverage in SG&A for the remainder of this year."

RumbleOn is revising its outlook for the full year 2022 as follows:

•Total Company Revenue within the range of $1.85 to $1.90 billion.
◦Powersports Segment revenue of at least $1.50 billion. Note that prior Total Company revenue outlook implied a revenue outlook of $1.45 billion for this segment, at the midpoint.
◦Non-Powersports Segments (Automotive & Vehicle Logistics) revenue within the range of $350 to $400 million driven by anticipated volume declines in the Automotive Segment. The prior revenue outlook range for non-Powersports Segments was approximately $500 million.

•Adjusted EBITDA of at least $125 million, due to expected lower realized gross margin in the Automotive Segment, anticipated modest gross margin compression in the Powersports Segment, and continued expectation of ongoing organic investments and integration costs resulting in no SG&A leverage for the remainder of this year.

Expected performance expectations in the Powersports Segment include the following assumptions: growth in Used Retail Powersports Units to be in excess of 50% year-over-year; low single-digit decline in New Powersports Units year-over-year; and modest gross margin compression throughout the remainder of the year due to input cost inflation and as availability of new inventory improves rapidly.

"RumbleOn has a durable business model with unique advantages enabling us to continue to deliver revenue growth and profitability, with strong unit economics, and robust cash generation," concluded Mr. Sahai.

Third Quarter 2022 — Segment Results
Unless otherwise noted, all comparisons are on a sequential basis for the three months ended September 30, 2022, as compared to the three months ended June 30, 2022.

Powersports Segment

	(Unaudited)
$ in millions except per unit	Three Months Ended			Change
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sequential	Year-over-Year
Unit Sales (#)
New	9,973	11,366	2,485	(12.3)%	301%
Used	8,420	9,347	3,005	(9.9)%	180%
Total Powersports Unit Sales	18,393	20,713	5,490	(11.2)%	235%

Revenue
New	$177.6	$184.1	$42.9	(3.5)%	314%
Used	$113.9	$128.6	$40.3	(11.4)%	183%
Finance & Insurance, net	$31.7	$36.8	$6.2	(13.9)%	411%
Parts, Services, and Accessories	$62.2	$65.3	$16.1	(4.7)%	286%
Total Powersports Revenue	$385.4	$414.8	$105.5	(7.1)%	265%

Gross Profit
New	$32.1	$37.3	$8.1	(13.9)%	296%
Used	$18.1	$24.5	$6.9	(26.1)%	162%
Finance & Insurance, net	$31.7	$36.8	$6.2	(14.1)%	411%
Parts, Services, and Accessories	$29.1	$31.4	$7.2	(7.1)%	304%
Total Powersports Gross Profit	$111.0	$130.0	$28.4	(14.7)%	291%
Powersports GPU[1]	$4,681	$4,938	$5,542	(5.2)%	(16)%
1 Powersports GPU represents powersports gross profit per retail vehicle. “Powersports GPU” is the gross profit attributable to powersports vehicles sold, inclusive of finance & insurance, net, divided by retail powersports units sold. Note that Powersports GPU excludes gross profit from Parts, Services, and Accessories.
nm = not meaningful

Used Powersports Units, which includes used retail and wholesale Powersports Units, declined (9.9)% sequentially. Sequential declines are primarily the result of third quarter seasonality. RumbleOn continued to benefit from strength in acquiring used powersports units from consumers and a somewhat resilient demand environment.
Used Powersports Revenue declined (11.4)% sequentially due to anticipated seasonality. Used Powersports Gross Profit declined (26.1)% sequentially due primarily to modest mix shift towards wholesale in the quarter, and input cost inflation.
New Powersports Revenue declined (3.5)% sequentially, despite a (12.3)% reduction in unit sales, driven by increased supply of new inventory and favorable price mix in consumer demand. New Powersports Gross Profit declined (13.9)% sequentially due primarily to higher inventory acquisition costs.
Powersports GPU was $4,681, as compared to $4,938 in the prior quarter. Powersports GPU is the gross profit attributable to Powersports Units sold, inclusive of Finance & Insurance, net, divided by New and Used Retail Powersports Units sold. Note that Powersports GPU excludes gross profit from Parts, Services, and Accessories.

Automotive Segment

	(Unaudited)
$ in millions	Three-Months Ended			Change
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sequential	Year-over-Year
Automotive Unit Sales (#)	1,515	2,617	3,028	(42.1)%	(50.0)%
Automotive Revenue	$70.0	$115.7	$105.3	(39.5)%	(33.5)%
Automotive Gross Profit	$1.9	$4.7	$6.5	(60.2)%	(70.8)%

Revenue from the Automotive Segment declined (39.5%) sequentially, primarily driven by the Company's strategic decision to purchase fewer automotive units during the quarter, partially offset by a 4.4% increase in revenue per automotive unit sold in the quarter.

Gross Profit was down due to a decrease in unit sales and high wholesale costs.

Vehicle Logistics Segment

	(Unaudited)
$ in millions	Three-Months Ended			Change
	Sep 30, 2022	Jun 30, 2022	Sep 30, 2021	Sequential	Year-over-Year
Vehicles Transported (#)	23,992	25,472	20,284	(5.8)%	18.3%
Vehicle Logistics Revenue	$15.5	$16.6	$11.6	(6.6)%	33.6%
Vehicle Logistics Gross Profit	$3.6	$3.2	$2.5	12.5%	44.0%

Revenue from the Vehicle Logistics Segment was down (6.6)% sequentially, driven by a decline in the number of vehicles transported and slight decline in revenue per vehicle transported to $647.0 in the third quarter.

Gross profit for this segment was up sequentially, driven by an 18.4% increase in gross profit per vehicle transported.

Conference Call Details
RumbleOn's management will host a conference call to discuss its operational and financial results on November 9, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). A live and archived webcast can be accessed from RumbleOn's Investor Relations website. To access the conference call telephonically, callers may dial 1-877-407-9716 (or 1-201-493-6779 for callers outside of the United States) and enter conference ID 13733519.

About RumbleOn
RumbleOn is the nation’s first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led omnichannel platform in powersports with a broad footprint of physical locations, full-line manufacturer representation and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital, and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted net income (loss) margin are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense (including debt extinguishment), depreciation and amortization, changes in derivative liability, non-cash stock-based compensation costs, transaction costs, litigation expenses, and other non-recurring costs, as these recoveries, charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

Adjusted net income (loss) is defined as net income (loss) adjusted to add back stock based compensation, transaction costs, purchase accounting adjustments and other non-recurring costs which include items not indicative of our ongoing operating performance.

With respect to our 2022 adjusted EBITDA target, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from this non-GAAP measure.

Investor Relations Contact:
Will Newell
investors@rumbleon.com

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
 (Unaudited)
(Dollars in thousands; except per share amounts)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$39,715	$48,974
Restricted cash	9,500	3,000
Accounts receivable, net	35,394	40,166
Inventory	323,832	201,666
Prepaid expense and other current assets	7,079	6,335
Total current assets	415,520	300,141
Property and equipment, net	77,091	21,417
Right-of-use assets	161,171	133,112
Goodwill	266,059	260,922
Intangible assets, net	352,880	302,066
Other assets	31,861	10,091
Total assets	1,304,582	1,027,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	76,266	57,068
Vehicle floor plan note payable	175,296	97,278
Current portion of lease liabilities	23,324	20,249
Current portion of long-term, convertible debts, and notes payable	3,645	4,476
Total current liabilities	278,531	179,071
Long-term liabilities:
Senior secured note	330,752	253,438
Convertible debt, net	31,185	29,242
Line of credit and notes payable	22,925	150
Operating lease liabilities	126,941	114,687
Deferred tax liabilities	15,147	7,586
Other long-term liabilities	7,494	11,930
Total long-term liabilities	534,444	417,033
Total liabilities	812,975	596,104
Commitments and contingencies (Notes 2, 5, 8, and 10)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common A stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021	0	0
Class B stock, $0.001 par value, 100,000,000 shares authorized, 16,135,190 and 14,882,022 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	16	15
Additional paid-in capital	583,803	550,055
Accumulated deficit	(87,893)	(114,106)
Class B stock in treasury, at cost, 123,089 shares as of September 30, 2022 and December 31, 2021	(4,319)	(4,319)
Total stockholders’ equity	491,607	431,645
Total liabilities and stockholders’ equity	$1,304,582	$1,027,749

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Vehicles sales
Powersports	$291,491	$83,292	$858,809	$121,307
Automotive	69,974	105,298	296,433	316,655
Parts, service and accessories	62,217	16,075	182,269	16,075
Finance and insurance, net	31,588	6,180	95,906	6,998
Vehicle logistics	15,002	10,369	42,870	32,788
Total revenue	470,272	221,214	1,476,287	493,823
Cost of revenue:
Powersports	241,246	68,295	700,317	97,193
Automotive	68,091	98,773	286,243	293,751
Parts, service and accessories	33,073	8,845	96,473	8,845
Vehicle logistics	11,516	7,914	33,732	25,958
Total cost of revenue	353,926	183,827	1,116,765	425,747

Gross profit	116,346	37,387	359,522	68,076

Selling, general and administrative	96,185	61,507	274,416	93,020
Insurance recovery	—	(3,135)	—	(3,135)
Depreciation and amortization	6,570	1,717	16,923	2,948

Operating income (loss)	13,591	(22,702)	68,183	(24,757)

Interest expense	(12,603)	(4,577)	(37,059)	(8,107)
Other income (expense)	38	—	287	—
Change in derivative liability	—	(6,518)	39	(8,774)
PPP loan forgiveness	2,509	572	2,509	572

Income (loss) before provision for income taxes	3,535	(33,225)	33,959	(41,066)

Income tax provision (benefit)	496	(10,681)	7,746	(10,681)
Net income (loss)	$3,039	$(22,544)	$26,213	$(30,385)

Weighted average number of common shares outstanding - basic	16,020,296	6,939,708	15,859,134	4,178,932
Earnings (loss) per share - basic	$0.19	$(3.25)	$1.65	$(7.27)
Weighted average number of common shares outstanding - diluted	16,067,395	6,939,708	15,922,484	4,178,932
Earnings (loss) per share - diluted	$0.19	$(3.25)	$1.65	$(7.27)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$26,213	$(30,385)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,923	2,948
Amortization of debt discount	3,936	2,284
Forgiveness of PPP loan	(2,509)	(572)
Stock based compensation expense	7,237	27,165
(Gain) loss from change in value of derivatives	(39)	8,774
Deferred taxes	3,946	(10,969)
Changes in finance receivable related assets and liabilities:
Proceeds from ROF credit facility for the purchase of consumer finance loans	22,925	—
Originations of finance receivables, net of principal payments received	(23,676)	—
Changes in operating assets and liabilities, excluding impact of acquisitions:
Accounts receivable	5,964	(6,476)
Inventory	(97,357)	(33,343)
Prepaid expenses and other current assets	(330)	486
Other assets	(3,779)	(3,452)
Other liabilities	(2,471)	1,406
Accounts payable and accrued liabilities	8,927	16,306
Floor plan trade note borrowings	38,746	(3,951)
Net cash provided by (used in) operating activities	4,656	(29,779)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash received	(65,976)	(365,946)
Purchase of property and equipment	(4,334)	(7,613)
Technology development	(6,188)	(1,266)
Net cash used in investing activities	(76,498)	(374,825)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new secured debt	84,500	261,451
Repayment of debt and mortgage notes	(34,235)	—
Repayments of (proceeds from) issuance of notes	(2,116)	(7,974)
Increase in borrowings from non-trade floor plans	20,934	27,688
Net proceeds from sale of common stock	—	191,240
Net cash provided by financing activities	69,083	472,405
NET CHANGE IN CASH	(2,759)	67,801
Cash and restricted cash at beginning of period	51,974	3,516
Cash and restricted cash at end of period	$49,215	$71,317

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	Sept 30,	Jun 30,	Sept 30,	Sept 30,	Sept 30,
	2022	2022	2021	2022	2021
Net income (loss)	$3,039	$14,033	$(22,544)	$26,213	$(30,385)
Add back:
Interest expense	12,603	13,275	4,577	37,059	8,107
Depreciation and amortization	6,570	5,879	1,717	16,923	2,948
Interest income and miscellaneous income	(38)	(249)	—	(287)	—
Income tax provision	496	4,870	(10,681)	7,746	(10,681)
EBITDA	22,670	37,808	(26,931)	87,654	(30,011)
Adjustments:
Stock based compensation	2,605	2,753	24,730	7,237	26,457
Transaction costs - RideNow and Freedom	100	687	1,558	1,503	3,515
Purchase accounting related	177	592	—	769	—
PPP Loan forgiveness	(2,509)	—	(572)	(2,509)	(572)
Insurance proceeds	—	—	(3,135)	—	(3,135)
Other non-recurring costs	2,393	2,479	1,448	6,568	1,651
Costs attributable to store openings and closures	233		—	233	—
Change in derivative and warrant liabilities	—		6,518	(39)	8,774
Adjusted EBITDA	$25,669	$44,319	$3,616	$101,416	$6,679
Adjusted EBITDA Margin	5.5%	8.1%	1.6%	6.9%	1.4%

For the three and nine months ended September 30, 2022 and 2021 and the three months ended June 30, 2022, adjustments to Adjusted EBITDA are primarily comprised of:
•Non-cash stock-based compensation expense as reported in the Condensed Consolidated Statement of Operations,
•Acquisition costs associated with the RideNow Transaction and Freedom Transactions, which primarily include professional fees and third-party costs,
•Purchase accounting adjustments, which represent one-time expenses related to the Freedom Transaction and RideNow Transaction,
•Forgiveness of the PPP loan, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and nine months ended September 30, 2022 and three months ended June 30, 2022, the balance was primarily comprised of integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, legal matters, and establishment of the RumbleOn Finance (ROF) secured loan facility. For the three and nine-months ended September 30, 2021, the balance was primarily related to litigation expenses.

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and
Earnings (Loss) per share to Adjusted Earnings (Loss) per share
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept 30,	Jun 30,	Sept 30,	Sept 30,	Sept 30,
	2022	2022	2021	2022	2021
Net income (loss)	$3,039	$14,033	$(22,544)	$26,213	$(30,385)
Adjustments:
Stock based compensation	—	—	—	—	—
Transaction costs - RideNow and Freedom	100	687	1,558	1,503	3,515
PPP Loan forgiveness	(2,509)	—	(572)	(2,509)	(572)
Purchase accounting related	2,456	3,881	—	6,359	—
Insurance proceeds	—	—	(3,135)	—	(3,135)
Other non-recurring costs	2,625	2,479	1,448	6,796	1,481
Less: Income tax expense	(1,311)	(1,804)	(11,712)	(4,269)	(12,242)
Adjusted Net Income (Loss)	$4,400	$19,276	$(34,957)	$34,093	$(41,338)
Adjusted Net Income (Loss) Margin	0.9%	3.5%	(15.8)%	2.3%	(8.4)%

Weighted average number of common shares outstanding - basic	16,020,296	16,059,288	6,939,708	15,859,134	4,178,932
Earnings (loss) per share - basic	$0.19	$0.87	$(3.25)	$1.65	$(7.27)
Adjusted Earnings (loss) per share - basic	$0.27	$1.20	$(5.04)	$2.15	$(9.89)

Weighted average number of common shares outstanding - diluted	16,067,395	16,095,862	6,939,708	15,922,484	4,178,932
Earnings (loss) per share - diluted	$0.19	$0.87	$(3.25)	$1.65	$(7.27)
Adjusted Earnings (loss) per share - diluted	$0.27	$1.20	$(5.04)	$2.14	$(9.89)
For the three and nine months ended September 30, 2022 and 2021 and the three months ended June 30, 2022, adjustments to Net income (loss) are primarily comprised of:
•Acquisition costs associated with the RideNow transaction and Freedom transaction, which primarily include professional fees and third-party costs,
•Forgiveness of the PPP loan, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and nine months ended September 30, 2022 and three months ended June 30, 2022, the balance was primarily comprised of integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, legal matters, and establishment of the RumbleOn Finance (ROF) secured loan facility. For the three and nine-months ended September 30, 2021, the balance was primarily related to litigation expenses.